Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190911-07 on Form S-3 filed by Entergy Louisiana, LLC of our report dated February 27, 2014, relating to the financial statements of Entergy Gulf States Louisiana, L.L.C., included in this Current Report on Form 8-K of Entergy Louisiana, LLC, dated November 17, 2014.
/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
November 17, 2014